Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Comtech Telecommunications Corp.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Comtech Telecommunications Corp. of our report dated October 9, 2014, with respect to the consolidated balance sheet of Comtech Telecommunications Corp. as of July 31, 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended July 31, 2014, and the related financial statement schedule, which report appears in the July 31, 2015 annual report on Form 10-K of Comtech Telecommunications Corp.

Melville, New York
December 15, 2015